SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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☐ Preliminary proxy statement	☐ Confidential, for use of the

Commission only (as permitted by

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Definitive proxy statement.

☐ Definitive additional materials.

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Phelps Dodge Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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[PHELPS DODGE CORPORATION LOGO]

Notice of
Annual Meeting
of Shareholders
and Proxy
Statement
May 28, 2004

[PHELPS DODGE CORPORATION LOGO]

J. Steven Whisler

Chairman and
Chief Executive Officer

April 15, 2004

Dear Shareholder:

      You are cordially invited to attend our annual meeting of shareholders to be held at 9:00 a.m. (MST) on Friday, May 28, 2004, at the Heard Museum, 2301 North Central Avenue, Phoenix, Arizona. Enclosed with this proxy statement are your proxy card and the 2003 annual report, which includes the Corporation’s Annual Report on Form 10-K.

      Your vote is important. Whether you plan to attend or not, please access electronic voting via the internet or the automated telephone voting feature which are described on your enclosed proxy card, or you may sign, date and return the proxy card in the envelope provided. If you plan to attend the meeting you may vote in person.

      Registration and seating will begin at 8:30 a.m. Each shareholder will be asked to sign an admittance card and may be asked to present a valid picture identification. Shareholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the April 8 record date. Cameras and recording devices will not be permitted at the meeting.

      Last year, 88% of our outstanding shares were represented in person or by proxy, and we hope to increase our shareholder participation this year.

Sincerely,

J. Steven Whisler

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Phelps Dodge Corporation:

      The annual meeting of shareholders of Phelps Dodge Corporation will be held at the Heard Museum, 2301 North Central Avenue, Phoenix, Arizona, on Friday, May 28, 2004, at 9:00 a.m., to consider and take action on the following:

1. Elect four directors;

2. Consider and act upon a shareholder proposal; and

3. Transact any other business that may properly be brought before the annual meeting.

      Only holders of record of the Corporation’s common shares at the close of business on April 8, 2004, will be entitled to vote at the meeting. On April 8, 2004, we had 93,456,351 common shares outstanding.

      If you participate in the Wachovia Bank Direct Advantage Investment Plan for Phelps Dodge Corporation Shareholders, all common shares held for your account under that plan will be voted in accordance with your proxy.

      Proxies are solicited by the Board of Directors. You may revoke your proxy before it is voted at the annual meeting by delivering a signed revocation letter or new proxy, dated later than your first proxy, to J. Dale Brunk, Vice President, Assistant General Counsel and Secretary.

      Shareholders who do not expect to attend the meeting in person are asked to access electronic voting via the internet or telephone voting as described on the enclosed proxy card or date, sign and complete the proxy card and return it without delay in the enclosed envelope, which requires no postage stamp if mailed in the United States. If you are attending in person and have previously mailed your proxy card, you may revoke your proxy and vote in person at the meeting.

      This proxy statement and accompanying materials are being first sent to shareholders on April 15, 2004.

By order of the Board of Directors,

J. Dale Brunk
Vice President, Assistant General Counsel and Secretary

Phoenix, Arizona

April 15, 2004

ELECTION OF DIRECTORS

Board Structure	The Corporation currently has eleven directors. Ten directors are divided into three classes: three in Class I, three in Class II and four in Class III. Mr. Robert D. Johnson was elected a director of the Corporation on September 3, 2003. Mr. Johnson will stand for election as a Class II director at the 2004 annual meeting of shareholders. The terms of office of the three Class I directors expire at the 2004 annual meeting of shareholders.

Class I and Class II Election	The three nominees for election as Class I directors and the one nominee for election as a Class II director are listed below. If elected, the nominees for election as Class I directors will serve for a term of three years and until their successors are elected and qualify. The nominee for election as a Class II director will serve for a term of one year and until his successor is elected and qualifies. Unless you instruct us on the proxy card to vote differently, we will vote signed, returned proxies FOR the election of such nominees. If for any reason any nominee cannot or will not serve as a director, we may vote such proxies for the election of a substitute nominee designated by the Board of Directors.

Class I and Class II Nominees	A nominee must receive a plurality of the votes cast at the annual meeting to be elected. Abstentions and broker non-votes, therefore, have no effect on the election of directors.

	Age, Principal Occupation, Business	Director
Nominee	Experience and Other Directorships Held	Since

Marie L. Knowles (Class I)	Mrs. Knowles was Executive Vice President and Chief Financial Officer of Atlantic Richfield Company (diversified energy company) from July 1996 until her retirement on June 1, 2000. From 1993 until 1996 she was Senior Vice President of Atlantic Richfield Company and President of ARCO Transportation Company, a former subsidiary of Atlantic Richfield Company. Mrs. Knowles is a director of McKesson Corporation and URS Corporation, and a trustee of the Fidelity Funds. Age 57.	1994

	Age, Principal Occupation, Business	Director
Nominee	Experience and Other Directorships Held	Since

Jon C. Madonna (Class I)	Mr. Madonna has been Chairman of the Board of DigitalThink, Inc. (e-learning company) since April 2002. From April 2001 until March 2002 he was President and Chief Executive Officer of DigitalThink, and from January 1999 until October 2000 he was the President and Chief Executive Officer of Carlson Wagonlit Corporate Travel (business travel and expense management company). He was Vice Chairman of The Travelers Group (financial services and insurance company) from January 1997 until October 1998. Mr. Madonna was Chairman of KPMG International (international accounting and tax services company) from July 1995 to January 1996 and Chairman and Chief Executive Officer of KPMG Peat Marwick USA from 1990 until 1996. Mr. Madonna is a director of AT&T, Albertsons Inc., DigitalThink, Inc. and Tidewater Inc. Age 61.	2003

Gordon R. Parker (Class I)	Mr. Parker was Chairman of Newmont Mining Corporation from 1986 until his retirement in 1994. He was Chief Executive Officer from 1985 until 1993. Mr. Parker is a director of Caterpillar, Inc. and Gold Fields Limited. Age 68.	1995

Robert D. Johnson (Class II)	Mr. Johnson has been the President and Chief Executive Officer of Honeywell Aerospace (supplier of aircraft engines, equipment, systems and services), a division of Honeywell Inc., since December 1999. From March 1999 to December 1999, he was President and Chief Executive Officer of Allied Signal Aerospace (supplier of aircraft engines, equipment, systems and services), a division of Allied Signal Inc. From January 1999 until March 1999, he was President and Chief Executive Officer of the Marketing, Sales and Services division of Allied Signal Aerospace-Allied Signal Inc. From September 1997 until December 1998, he was President and Chief Executive Officer of Electronic and Avionics Systems, Allied Signal Aerospace, a division of Allied Signal Inc. From July 1994 until September 1997, he was Vice President and General Manager of Aerospace Services at Allied Signal Aerospace, a division of Allied Signal Inc. Age 56.	2003

Continuing Directors	The seven directors whose terms will continue after the annual meeting and will expire at the 2005 annual meeting (Class II) or the 2006 annual meeting (Class III) are listed below.

	Age, Principal Occupation, Business	Director
Director	Experience and Other Directorships Held	Since

Archie W. Dunham (Class II)	Mr. Dunham has been Chairman of ConocoPhillips (integrated energy company) since August 2002 following the merger of Conoco Inc. and Phillips Petroleum Company in August 2002. He was Chairman of Conoco Inc. (integrated energy company) from August 1999 to August 2002, and President and Chief Executive Officer of Conoco Inc. from January 1996 to August 2002. He was an Executive Vice President of E.I. du Pont de Nemours and Company, Conoco’s former parent, from 1995 to October 1998. Mr. Dunham is a director of ConocoPhillips, Louisiana Pacific Corporation and Union Pacific Corporation. Age 65.	1998

William A. Franke (Class II)	Mr. Franke was Chairman and Chief Executive Officer of America West Holdings Corporation from February 1997 and President from April 1999 until his retirement on September 1, 2001. He was Chief Executive Officer of its principal subsidiary, America West Airlines, Inc. (airline carrier), from April 1999 until his retirement on September 1, 2001 and was Chairman of its Board from 1992 until his retirement on September 1, 2001. He also was its President from April 1999 until May 24, 2000. He has been President of Franke and Company, Inc., Phoenix, Arizona, an investment firm, since 1987. He is the managing member of Indigo Partners, LLC, a private equity fund focused on investments in the air transportation sector and a managing partner of Newbridge Latin America, L.P., a private equity fund with investments in that region and of several of the investment funds’ portfolio companies. He is also a director of On Semiconductor, Inc. Age 67.	1980

J. Steven Whisler (Class II)	Mr. Whisler was elected Chairman of the Corporation on May 3, 2000, and has been Chief Executive Officer since January 1, 2000. He was President from December 1997 to October 31, 2003 and was also Chief Operating Officer from December 1997 until January 1, 2000. He was President of Phelps Dodge Mining Company, a division of the Corporation, from 1991 to October 1998. He is a director of Burlington Northern Santa Fe Corporation and America West Holdings Corporation. Age 49.	1995

Robert N. Burt (Class III)	Mr. Burt retired as Chairman of the Board and Chief Executive Officer of FMC Corporation (chemicals and machinery for industry, agriculture and government) in November 2001. He held those positions since 1991. He is a director of Pfizer Corporation and Janus Capital Group Inc. Age 66.	1993

	Age, Principal Occupation, Business	Director
Director	Experience and Other Directorships Held	Since

Robert D. Krebs (Class III)	Mr. Krebs retired as Chairman of Burlington Northern Santa Fe Corporation (transportation) in April 2002. He held that position since December 2000. He was Chairman and Chief Executive Officer from June 1999 until December 2000, and Chairman, President and Chief Executive Officer from April 1997 to May 1999. Age 62.	1987

William J. Post (Class III)	Mr. Post has been Chairman of the Board of Pinnacle West Capital Corporation (holding company of subsidiaries operating, selling and delivering electricity and energy-related products and services) since February 2001 and its Chief Executive Officer since February 1999. He was the President from August 1999 to February 2001, and from February 1997 to February 1999. He is currently also Chairman of the Board of Arizona Public Service Company (APS) (supplier of electricity), a subsidiary of Pinnacle West Capital Corporation. He was Chairman of the Board and Chief Executive Officer of APS from February 2001 to September 2002, and from October 1998 to February 2001 was the Chief Executive Officer. He was APS’s President and Chief Executive Officer from February 1997 to October 1998. Age 53.	2001

Jack E. Thompson (Class III)	Mr. Thompson has been the Vice Chairman of Barrick Gold Corporation (multinational gold mining company) since December 2001. From April 1999 until December 2001 he was the Chairman and Chief Executive Officer of Homestake Mining Company (multinational gold mining company) which merged with Barrick Gold Corporation in December 2001. From July 1998 until March 1999 he was the Chairman, President and Chief Executive Officer of Homestake Mining Company and its President and Chief Executive Officer from May 1996 until July 1998. He is a Director of Barrick Gold Corporation and Stillwater Mining Co. He also sits on the advisory board of Resource Capital Funds III, LLP. Age 54.	2003

CORPORATE GOVERNANCE AND GENERAL INFORMATION

CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Governance	At its February 4, 2004 meeting, the Board of Directors amended its corporate governance guidelines (first adopted in 1999) to reflect the rules of the New York Stock Exchange (NYSE) that were released in November 2003. The new rules impose independence requirements for directors and establish additional corporate governance standards. The Phelps Dodge Corporation Board of Directors is in compliance as of this date with the current NYSE rules, and the Corporate Governance Guidelines are published in this proxy statement as Appendix A. The Corporate Governance Guidelines and the current charters for the Audit Committee, Compensation and Management Development Committee and the Committee on Directors and Corporate Governance are published in this proxy statement and are available on the Corporation’s website at www.phelpsdodge.com. The Phelps Dodge Corporation Code of Business Ethics & Policies (to which every non-bargained domestic and international employee attests annually) and the Code of Ethics for Directors (adopted by the Board of Directors) are also available on the Corporation’s website. Each of these documents is available to any shareholder who requests a copy in writing.

The Board of Directors has determined that William J. Post no longer qualifies as an independent director under a recently adopted listing standard of the NYSE. According to the new listing standard, a director of the Corporation cannot qualify as independent if that director is an executive officer of another company that received payments from the Corporation in an amount which exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues during any one of the previous three fiscal years. In addition to serving as a director of the Corporation, Mr. Post is an executive officer of Pinnacle West Capital Corporation (Pinnacle West) and its subsidiary, Arizona Public Service Company (APS). Pinnacle West and APS are engaged in the business of supplying electricity to substantial portions of Arizona and other parts of the western United States. The rates charged by Pinnacle West and APS for electricity in 2003, which in some cases were fixed by governmental authority, offered economic advantages to the Corporation, in part because of the proximity of APS’s generation and transmission facilities to certain of the Corporation’s Arizona operations. Because the Corporation’s purchases of electricity from Pinnacle West and APS amounted to approximately 2.5% of Pinnacle West’s consolidated gross revenues in 2003, the NYSE has determined that Mr. Post can no longer qualify as an independent director under its new listing standard.

Board Meetings	The Board of Directors met nine times during 2003. Various committees of the Board also met during the year. All directors attended at least 75% of all Board and Committee meetings. The average attendance for all directors was 92%. The independent directors meet regularly in executive sessions without management. Executive sessions are presided at by the Chair of the Committee on Directors and Corporate Governance. The Chair of that Committee may, if desired, delegate such responsibility to another independent director, including the Chair of the Committee having jurisdiction over the bulk of the issues to be discussed at an executive session. The Corporation does not require directors to attend the annual meeting of shareholders. The Corporation believes that information concerning the Corporation is readily available from a variety of sources and management and the Board are accessible to shareholders through additional, more effective means. Mr. Whisler was the only director who attended the 2003 annual meeting.

Shareholders may communicate with the directors by sending written correspondence in care of the Senior Vice President and General Counsel of the Corporation to One North Central Avenue, Phoenix, Arizona, 85004. Shareholder communications will be delivered to the director to whom they are addressed, or if addressed to all directors as a group, the Chair of the Committee on Directors and Corporate Governance.

Board Committees	The Audit Committee comprises Messrs. Franke, (Mrs.) Knowles (Chair), Krebs, Madonna, Parker and Thompson (effective February 25, 2004) and met ten times during 2003. At its December 3, 2003 meeting, the Board of Directors amended the written Charter of the Audit Committee (first adopted in 1988) to reflect new requirements arising from the rules issued by the NYSE and the requirements of the Sarbanes-Oxley Act. The revised Charter is published as Appendix B of this proxy statement. The Board of Directors determined, at its February 25, 2004 meeting, that Mrs. Knowles (Chair) is an audit committee financial expert (as defined by SEC regulations) and that each member of the Committee is independent and possesses financial management expertise as defined by the NYSE. The Committee generally performs the following functions:

• Selects, evaluates and makes all decisions concerning the performance, compensation, retention and termination of the independent accountants;

• Assists the Board of Directors with oversight of: (i) the quality and integrity of the Corporation’s financial statements; (ii) the Corporation’s compliance with legal and regulatory requirements; (iii) the independence and qualifications of the Corporation’s independent accountants; and (iv) the performance of the Corporation’s internal audit function;

• Prepares the report of the Audit Committee to be included in the Corporation’s proxy statement as required under the rules of the Securities and Exchange Commission; and

• Provides an open avenue of communication among the independent accountants, financial and senior management, the internal auditing function, and the Board of Directors.

The Compensation and Management Development Committee, comprises Messrs. Burt, Dunham (Chair), Franke, Johnson, (Mrs.) Knowles and Parker (effective February 25, 2004) and met five times during 2003. At its March 5, 2003 meeting, the Board of Directors approved amendments to the Committee’s charter (first adopted in 2002) which is published as Appendix C of this proxy statement. The Board of Directors, at its February 25, 2004 meeting, determined that each member of the Committee is independent as defined by the NYSE rules. The Committee generally performs the following functions:

• Reviews and approves the compensation of the Corporation’s senior officers;

• Reviews management recommendations concerning the compensation of other officers and key personnel;

• Reviews the Corporation’s program for management development; and

• Reviews and approves incentive compensation awards, stock option grants and awards of restricted stock.

The Committee on Directors and Corporate Governance comprises Messrs. Burt (Chair), Dunham, Johnson, Krebs and Madonna and met twice during 2003. At its March 5, 2003 meeting, the Board of Directors amended the written charter of the Committee (first adopted in 2002) which is published as Appendix D of this proxy statement. The Board of Directors, at its February 25, 2004 meeting, determined that each member of the Committee is independent as defined by the NYSE rules. The criteria for determining independence is included in Appendix D. The Committee generally performs the following functions:

• Makes recommendations concerning the composition of the Board and its Committees, and reviews director compensation;

• Reviews the qualifications of potential director candidates and recommends to the Board nominees for election as directors; and

• Develops and reviews the Board governance policies and makes recommendations concerning the corporate governance program for the Corporation.

Applications, recommendations or proposed nominations for directors will be referred to the Committee on Directors and Corporate Governance. Applications, recommendations and nominations should be sent to the Vice President, Assistant General Counsel and Secretary of the Corporation and should include the address and a brief description of the background, professional experience and qualifications of the individual recommended. The membership criteria for non-employee directors is published in the Corporate Governance Guidelines in Appendix A of this proxy statement.

The Committee on Directors and Corporate Governance considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. There are no differences in the manner in which the Committee on Directors and Corporate Governance evaluates nominees for the Board of Directors based on whether or not the nominee is recommended by a shareholder. The Committee on Directors and Corporate Governance evaluates prospective nominees against a number of standards and qualifications, including the qualifications listed in Appendix A of this proxy statement under the heading, “Membership Criteria for Non-Employee Directors of Phelps Dodge Corporation.” The Committee also considers such other factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. The Committee then determines whether to interview the prospective nominees, and, if warranted, one or more of the members of the Committee on Directors and Corporate Governance, and others as appropriate, interview such prospective nominees whether in person or by telephone. After completing this evaluation and interview, the Committee on Directors and Corporate Governance makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors. The Board of Directors then determines the nominees after considering the recommendation and report of the Committee on Directors and Corporate Governance.

The Corporation has in the past retained an executive search firm to assist it in identifying and evaluating potential director candidates as and when necessary.

The Environmental, Health and Safety Committee, comprises Messrs. Burt, Johnson, (Mrs.) Knowles, Parker (Chair), Post and Thompson and met five times in 2003. The Committee generally performs the following functions:

• Reviews the Corporation’s environmental, health and safety policies;

• Reviews management’s implementation of these policies; and

• Makes reports and recommendations to the Board concerning the results of its reviews.

The Finance Committee comprises Messrs. Dunham, Franke, Krebs (Chair), Madonna, Post (effective February 25, 2004) and Thompson and met five times during 2003. The Committee generally performs the following functions:

• Reviews the financial affairs of the Corporation and its subsidiaries;

• Recommends to the Board financial policies and actions to accommodate the Corporation’s goals and operating strategies while maintaining a sound financial condition; and

• Reviews the funding and management of assets for retirement income plans of the Corporation and its subsidiaries.

Directors Stock Ownership Policy	The Board of Directors in 1997 adopted a policy that each director, within three years of his or her election, shall own a total of not less than 2,000 common shares of the Corporation. Stock units granted to a director under the Corporation’s Directors Stock Unit Plan or the Deferred Compensation Plan apply toward attainment of the requirement.

Board Compensation

Retainer and Fees	Directors who are not salaried employees of the Corporation (non-employee directors) receive the following annual compensation for their Board service:

Annual Retainer:	$36,000

Annual Committee Chair Stipend:	$3,000
The Audit Committee Chair stipend and the Compensation and Management Development Committee Chair stipend is $6,000.

Attendance Fees:	$1,000 for each Board meeting
$1,000 for each Board Committee meeting
Shares of Stock:	The foregoing retainer and fees, at the election of the Director, may be received in an equivalent number of the Corporation’s common shares in lieu of cash.

Stock Units:	Number of units equal in value to $50,000 on date of grant under the Directors Stock Unit Plan described below.

Directors Stock Unit Plan	In order to encourage increased stock ownership, the Board of Directors adopted the Directors Stock Unit Plan. Pursuant to that plan, each non-employee director receives an annual grant of stock units having a value equal to $50,000 on the date of the grant. One unit is equal in value to one share of the Corporation’s common stock. While stock units do not confer on a director the right to vote, each stock unit is credited on each dividend payment date with stock units equal to the applicable dividend payable on the Corporation’s common shares. Upon termination of service as a director, the director is entitled to payment of his or her accumulated stock units in an equivalent number of the Corporation’s common shares or in cash.

Directors Deferred Compensation Plan	Directors may defer payment of retainer and/or meeting fees to future years and may elect to have such deferred compensation deemed to:

• receive interest at prevailing market rates;

• be invested in the Corporation’s common shares; or

• be invested in one of several mutual funds designated for that purpose.

Matching Gifts Plan	Directors are eligible to participate in the Corporation’s Matching Gifts Plan. The Corporation will match a Director’s contributions to qualified organizations up to $10,000 annually.

Expenses and Benefits	All directors are reimbursed for travel and other related expenses incurred in attending Board and Committee meetings. The Corporation also provides non- employee directors with life insurance benefits.

Directors and Officers Liability Insurance

      The Corporation maintains directors and officers (D&O) liability insurance policies issued by National Union Fire Insurance Company of Pittsburgh, PA, Federal Insurance Company, Continental Casualty Company, Zurich American Insurance Company, XL Insurance Company and AWAC. The policies insure (i) directors, officers, division presidents and vice presidents of the Corporation and its subsidiaries against certain liabilities they may incur in the performance of their duties and (ii) the Corporation against its obligations to indemnify such persons against such liabilities. These policies are placed on an annual basis from June 1, 2003 to June 1, 2004. The Company also purchases additional D&O liability insurance coverage from Corporate Officers and Directors Assurance Company and Starr Excess Insurance Company. These policies also are placed on an annual basis from June 1, 2003 to June 1, 2004. The annual premium for the D&O liability insurance is $3,242,173. The Corporation also purchases a pension trust liability insurance policy on an annual basis for the period June 1, 2003 to June 1, 2004. This policy insures employees who are fiduciaries of employee benefit plans of the Corporation and its subsidiaries. The annual premium for the pension trust liability insurance is $175,000.

* * * * *

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

       The following directors served on the Compensation and Management Development Committee during 2003: Messrs. Burt, Dunham (Chair), Franke, Johnson, (Mrs.) Knowles and Post. None of these directors is or has been an officer or employee of the Corporation or any of its subsidiaries or has had any other relationship with the Corporation or any of its subsidiaries requiring disclosure under the applicable rules of the Securities and Exchange Commission.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

       The following table lists the common share ownership as of April 1, 2004 for our directors and the five named executive officers. “Beneficial Ownership” includes shares a director or officer has the power to vote or transfer, and stock options that were exercisable on April 1, 2004 or within 60 days thereafter. On April 1, 2004, the directors and the five named executive officers of the Corporation owned, in the aggregate, 1,220,712 shares of the Corporation’s common stock (approximately 1 percent of the shares outstanding). The Corporation’s non-employee directors also have interests in stock-based units under Corporation plans. While these units may not be voted or transferred, they are listed in the table below because they represent a component of the total economic interest of our directors in the Corporation’s stock.

			Options
	Shares		Exercisable
	Beneficially		Within	Stock
Name of Beneficial Owner	Owned		60 Days	Units(1)		Total

Robert N. Burt	2,437		3,444	6,991	(2)	12,872
Archie W. Dunham	1,000		0	11,928	(2)	12,928
William A. Franke	2,000		9,184	7,713		18,897
Robert D. Johnson	0		0	649		649
Marie L. Knowles	1,000		2,296	6,741		10,037
Robert D. Krebs	2,156		8,036	7,321		17,513
Kalidas V. Madhavpeddi	24,378	(3)	18,633	0		43,011
Jon C. Madonna	1,000		0	1,648		2,648
Arthur R. Miele	18,655	(3)	63,700	0		82,355
Gordon R. Parker	3,122		2,296	6,880		12,298
Ramiro G. Peru	61,481	(3)	140,215	0		201,696
William J. Post	1,000		0	3,773		4,773
Timothy R. Snider	59,677	(3)	184,260	0		243,937
Jack E. Thompson	2,000		0	649		2,649
J. Steven Whisler	184,109	(3)	370,340	0		554,449

Directors and executive officers as a group	364,015		802,404	54,293		1,220,712

(1)	Except where indicated below, represents stock units awarded under the Directors Stock Unit Plan.

(2)	Includes stock units awarded under the Directors Deferred Compensation Plan.

(3)	Includes the following shares of restricted stock awarded under the Phelps Dodge 1998 Stock Option and Restricted Stock Plan and the Phelps Dodge 2003 Stock Option and Restricted Stock Plan: Mr. Whisler, 107,725 shares, Mr. Snider, 45,060 shares, Mr. Peru, 49,540 shares, Mr. Miele 9,199 shares and Mr. Madhavpeddi, 18,670 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Based on a review of reports filed by our directors, executive officers and beneficial holders of 10% or more of our outstanding shares, and upon representations from those persons, all reports required to be filed by our reporting persons during 2003 were filed on time.

      To the knowledge of the Corporation, the following entities beneficially owned in excess of five percent of the Corporation’s common shares as of February 16, 2004:

	Number of	Percent of
Name and Address	Shares	Outstanding

FMR Corp.(a)	13,187,452	14.71%
82 Devonshire Street
Boston, MA 02109

Capital Research and Management Company(b)	11,341,120	12.60%
333 South Hope Street
Los Angeles, CA 90071

(a)	A report on Schedule 13G, dated February 16, 2004, disclosed that this entity, as a registered investment adviser, had sole voting power over 2,124,332 shares and sole dispositive power over 13,187,452 shares which represented 14.71% of the outstanding common shares at December 31, 2003. Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and a registered investment adviser, is the beneficial owner of 11,052,890 common shares or 12.33% of the common shares outstanding, as a result of acting as investment adviser to various registered investment companies. The number of shares owned by the investment companies at December 31, 2003 included 282,500 common shares resulting from the assumed conversion of 113,000 shares of Phelps Dodge 6.75% Series A Mandatory Convertible Preferred Shares due August 15, 2005.

(b)	A report on Schedule 13G, dated February 10, 2004, disclosed that this entity, as a registered investment adviser, had sole dispositive power over 11,341,120 shares which represented 12.60% of the outstanding common shares at December 31, 2003. Shares reported by Capital Research and Management Company include 500,000 shares resulting from the assumed conversion of 200,000 shares of the 6.75% Series A Mandatory Convertible Preferred Shares due August 15, 2005.

EQUITY COMPENSATION PLAN INFORMATION

December 31, 2003	(a)	(b)	(c)

			Number of
			Securities Remaining for
	Number of	Weighted-average	Future Issuance Under
	Securities to be Issued	Exercise Price of	Equity Compensation
	Upon Exercise of	Outstanding	Plans (Excluding
	Outstanding Options,	Options,	Securities Reflected
Plan Category	Warrants and Rights	Warrants and Rights	in Column (a))

Equity compensation plans approved by security holders	6,490,042	$55.23	4,547,819

Equity compensation plans not approved by security holders	0	—	0

Total	6,490,042	$55.23	4,547,819

EXECUTIVE COMPENSATION

       The following table summarizes the compensation we paid our five most highly compensated executive officers in 2003, 2002 and 2001.

Summary Compensation Table

					Long-Term
	Annual Compensation				Compensation

				Other	Restricted
		Base		Annual	Stock	Options	All Other
		Salary	Bonus	Compensation	Awards	Granted	Compensation
Name and Principal Position	Year	($)	$	($)(1)	($)(2)	(#)	($)(3)

J. Steven Whisler	2003	850,000	1,000,000	17,481	1,319,000	–0–	50,733
Chairman and Chief Executive	2002	750,000	1,150,000	4,507	812,100	150,000	35,049
Officer	2001	750,000	–0–	8,940	44,440	225,000	34,118

Timothy R. Snider	2003	450,000	500,000	7,304	659,500	–0–	21,557
President and Chief Operating	2002	385,000	600,000	3,724	284,235	45,000	19,624
Officer, and President, PDMC	2001	376,250	–0–	5,373	–0–	65,000	18,296

Ramiro G. Peru	2003	385,000	425,000	8,169	494,625	–0–	22,108
Senior Vice President	2002	350,000	420,000	2,385	203,025	35,000	15,929
and Chief Financial Officer	2001	350,000	–0–	4,403	–0–	55,000	15,754

Arthur R. Miele	2003	309,000	325,000	9,556	–0–	–0–	16,751
Senior Vice President, Marketing, and	2002	300,000	350,000	3,230	150,239	21,400	18,591
President, PD Sales Company	2001	300,000	–0–	4,773	–0–	29,000	17,859

Kalidas V. Madhavpeddi	2003	305,000	325,000	5,293	164,875	–0–	13,999
Senior Vice President,	2002	262,500	200,000	2,404	142,118	25,000	12,028
Business Development, and	2001	230,000	–0–	3,879	–0–	25,000	10,352
President, PD Wire & Cable

(1)	Amounts shown under “Other Annual Compensation” include tax payment reimbursements.

(2)	Mr. Whisler has an aggregate total of 80,000 shares in unvested restricted stock holdings, valued at $6,152,000 as of 12/31/2003; Mr. Snider has an aggregate total of 34,500 shares in unvested restricted stock holdings, valued at $2,653,050 as of 12/31/2003; Mr. Peru has an aggregate total of 42,500 shares in unvested restricted stock holdings, valued at $3,268,250 as of 12/31/2003; Mr. Miele has an aggregate total of 4,029 shares in unvested restricted stock holdings, valued at $309,830 as of 12/31/2003; Mr. Madhavpeddi has an aggregate total of 13,500 shares in unvested restricted stock holdings, valued at $1,038,150 on 12/31/2003. Dividends are only paid on the restricted shares in the same amount and at the same time as dividends paid to all other owners of common shares.

(3)	Amounts shown include the following contributions and accruals by the Corporation for 2003 to the Phelps Dodge Employee Savings Plan and 2003 accruals under the Phelps Dodge Corporation Supplemental Savings Plan, and for premium payments for life insurance policies issued through the Executive Life Insurance Plan for the reported executives:

	Employee	Supplemental	Executive Life
Name	Savings Plan	Savings Plan	Insurance Plan

J. Steven Whisler	8,000	26,000	16,733
Timothy R. Snider	8,000	10,000	3,557
Ramiro G. Peru	8,000	7,400	6,708
Arthur R. Miele	8,000	4,360	4,391
Kalidas V. Madhavpeddi	8,000	4,200	1,799

Stock Options

      Each of the executives listed in the Summary Compensation Table was eligible to receive normal option grants during 2003. No option grants were made in 2003 to any of the executives named in the table as the scheduled annual grant was shifted to early in the 2004 calendar year when a total compensation review was made. A scheduled annual grant was considered in February 2004. On February 3, 2004, the Compensation

and Management Development Committee approved aggregate stock option grants of 55,500 to the named executive officers. Upon the approval of the shareholders at the 2003 annual meeting of the Phelps Dodge 2003 Stock Option and Restricted Stock Plan, and consistent with the commitment made in the 2003 Notice of Annual Meeting of Shareholders and Proxy Statement, the Compensation and Management Development Committee terminated the issuance of reload options (including the reload of reload options) that otherwise may have been permitted under the terms and conditions of the prior plans. Reloads are not permitted under the Phelps Dodge 2003 Stock Option and Restricted Stock Plan.

Aggregated Option Exercises in 2003 and December 31, 2003 Option Values

       The following table provides information concerning options exercised in 2003 by the named executives and the options held by them at December 31, 2003:

					Value of
			Number of		Unexercised
			Unexercised		In-the-Money
			Options at		Options at
	Shares		12/31/03		12/31/03
	Acquired On	Value	(Exercisable/		(Exercisable/
Name	Exercise	Realized	Unexercisable)		Unexercisable)(1)

J. Steven Whisler	144,334	$1,111,418	648,340/	175,000	$16,826,950/	$6,796,750
Timothy R. Snider	21,666	612,593	254,238/	51,667	6,142,850/	2,003,847
Ramiro G. Peru	29,999	766,243	190,215/	41,668	4,236,784/	1,621,152
Arthur R. Miele	17,166	403,751	122,300/	23,934	2,693,142/	926,058
Kalidas V. Madhavpeddi	8,633	239,785	71,502/	25,001	1,715,245/	956,874

(1)	Value is based on the mean of the high and low of the common shares on the Consolidated Trading Tape on December 31, 2003 ($76.9000).

PENSION AND OTHER RETIREMENT BENEFITS

Retirement Plans

      The following pension table shows the estimated aggregate annual benefits payable in the form of a straight life annuity commencing at age 65 under the Phelps Dodge Retirement Plan (the “Retirement Plan”) as supplemented by the Phelps Dodge Corporation Supplemental Retirement Plan (the “Supplemental Retirement Plan”) that makes up amounts otherwise limited by the Internal Revenue Code (the “Code”).

Pension Plan Table

	Estimated Annual Benefits for Years of Service Indicated (b)
Final Average
Compensation(a)	10	15	20	25	30	35	40	45

$300,000	$45,419	$68,128	$90,837	$113,546	$136,256	$158,965	$181,674	$204,383
$400,000	$61,419	$92,128	$122,837	$153,546	$184,256	$214,965	$245,674	$276,383
$500,000	$77,419	$116,128	$154,837	$193,546	$232,256	$270,965	$309,674	$348,383
$600,000	$93,419	$140,128	$186,837	$233,546	$280,256	$326,965	$373,674	$420,383
$700,000	$109,419	$164,128	$218,837	$273,546	$328,256	$382,965	$437,674	$492,383
$800,000	$125,419	$188,128	$250,837	$313,546	$376,256	$438,965	$501,674	$564,383
$900,000	$141,419	$212,128	$282,837	$353,546	$424,256	$494,965	$565,674	$636,383
$1,000,000	$157,419	$236,128	$314,837	$393,546	$472,256	$550,965	$629,674	$708,383
$1,100,000	$173,419	$260,128	$346,837	$433,546	$520,256	$606,965	$693,674	$780,383
$1,200,000	$189,419	$284,128	$378,837	$473,546	$568,256	$662,965	$757,674	$852,383
$1,300,000	$205,419	$308,128	$410,837	$513,546	$616,256	$718,965	$821,674	$924,383
$1,400,000	$221,419	$332,128	$442,837	$553,546	$664,256	$774,965	$885,674	$996,383

	Estimated Annual Benefits for Years of Service Indicated (b)
Final Average
Compensation(a)	10	15	20	25	30	35	40	45

$1,500,000	$237,419	$356,128	$474,837	$593,546	$712,256	$830,965	$949,674	$1,068,383
$1,600,000	$253,419	$380,128	$506,837	$633,546	$760,256	$886,965	$1,013,674	$1,140,383
$1,700,000	$269,419	$404,128	$538,837	$673,546	$808,256	$942,965	$1,077,674	$1,212,383
$1,800,000	$285,419	$428,128	$570,837	$713,546	$856,256	$998,965	$1,141,674	$1,284,383

(a)	The Retirement Plan provides a member upon retirement at age 65 with a pension for life in a defined amount based upon final average monthly compensation and years of service. Under the Retirement Plan, final average monthly compensation is the average of the individual’s monthly salary for the 36 consecutive months during the most recent 120 months of employment which produces the highest average plus the aggregate annual incentive compensation during the five consecutive calendar years occurring in the most recent 10 consecutive calendar years which produces the highest average, divided by 60. Years of service for purposes of benefit accrual include all periods of employment with the Corporation or its participating subsidiaries. Benefits under the Retirement Plan are subject to certain limitations under the Code, and to the extent the result of such limitations would be a benefit less than would otherwise be paid under such Plan, the difference is provided under the Supplemental Retirement Plan. The formula for determining benefits payable under the Retirement Plan takes into account estimated social security benefits payable. The amounts set forth in the table assume maximum social security benefits payable in 2003.

(b)	The expected credited years of service for benefit accrual at normal retirement and the current compensation covered by the Retirement Plan and the Supplemental Retirement Plan for the Corporation’s five current named executive officers as of December 31, 2003 are as follows: Mr. Whisler, 43 years and $1,315,333; Mr. Snider, 45 years and $687,267; Mr. Peru, 42 years and $579,023; Mr. Miele, 38 years and $478,643; and Mr. Madhavpeddi, 40 years and $393,237. The years of service are based on normal retirement for all executive officers under the Retirement Plan and the applicable provisions of the Supplemental Retirement Plan.

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

Severance Agreements With Our Executives

      The Corporation has severance agreements (“Severance Agreements”) with each of its five named executive officers under which the executive would receive a lump sum payment equal to his annual base salary in the event the Corporation terminates his employment, other than for cause or mandatory retirement, or the executive voluntarily terminates his employment because of material reductions in his salary or his position, duties and responsibilities. The terminated executive would also receive (i) outplacement services at a cost up to a maximum of 15% of his base salary and (ii) the cost of continued coverage for a limited period under the Corporation’s group health, life insurance and disability plans.

Change of Control Agreements With Our Executives

      The Corporation also has agreements with these executives under which each executive would receive, in the event he ceases to be employed by the Corporation within two years following a change of control of the Corporation (for a reason other than death, disability, willful misconduct, or under certain circumstances a voluntary termination of employment by the executive), a lump sum equal to (i) three times the executive’s highest base salary during that year and the prior two years plus (ii) three times the executive’s target bonus under the Annual Incentive Compensation Plan in the year in which the change of control occurs, less (iii) any severance amounts payable under his Severance Agreement. These executives also have a 30-day window period beginning immediately after the first anniversary date of the change of control to voluntarily terminate their employment and still receive their change of control benefits. If the payments trigger an excise tax under the Internal Revenue Code, the Corporation will provide the executive with a tax gross-up payment to reimburse the executive for any excise taxes, as well as the presumed income taxes on the gross-up. The Corporation will pay the cost for the terminated executive to receive continued coverage for a limited period of time under certain of the Corporation’s insured group medical, dental, vision, life insurance and long-term disability plans, and for the cost of continuing executive physicals and financial counseling services for a similarly limited period. These executives are also eligible to receive outplacement services at a cost up to a maximum amount of 15% of their base salary. Except under certain circumstances, these change of control agreements currently expire on December 31, 2007.

Other Change of Control Provisions

      Although normal compensatory options granted by the Corporation become exercisable in three or four substantially equal annual installments beginning on the first anniversary of the date of grant, they also become exercisable in certain change of control situations. Specifically, such options are exercisable (but not earlier than six months from the date of grant) for a period of 30 days beginning on the date the Corporation’s common shares are purchased pursuant to a third party tender offer or the Corporation’s shareholders approve a merger or similar transaction in which the Corporation will not survive as a publicly held corporation or, in the case of the five named executive officers and certain other employees, the date the employee ceases to be employed if he/she ceases to be employed within two years following a change of control.

      The Phelps Dodge Corporation Supplemental Retirement Plan provides for the payment of unreduced benefits to employees who meet liberalized age and length of service requirements and whose employment is terminated by the Corporation or any of its subsidiaries within two years following a change of control of the Corporation. The Phelps Dodge Corporation Supplemental Retirement Plan also provides an additional 36 months of service credit to an executive who, due to his termination of employment within two years following a change of control of the Corporation, becomes entitled to receive payments under his change of control agreement with the Corporation. The Phelps Dodge Corporation Supplemental Savings Plan obligates the Corporation to transfer an amount equal to the deficiency in the assets of the Plan’s trust fund, if any, prior to the day on which a change of control occurs.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Committee

      The Committee is composed solely of independent directors (currently six) who are not employees of the Corporation. It has periodically retained independent compensation consultants to advise it in connection with various compensation matters. In December 2003, the Committee retained Pearl Meyer & Partners, Inc., an independent executive compensation consulting firm, to advise the Committee and work with management regarding executive compensation.

Corporate Goals and Compensation Philosophy

      The Corporation’s goal is to be the leader in the domestic and international mining and manufacturing activities in which it competes while maximizing longer-term shareholder value.

      The Committee designs its executive compensation program to ensure the Corporation’s ability to attract, retain and motivate the best qualified and highest performing employees. The Committee believes it can align total compensation with shareholder interests and motivate senior managers participating in these programs by:

•	Emphasizing the relationship between pay and performance to reward managers who maximize the value of the Corporation’s stock over the long-term;

•	Increasing the relative amount of compensation at risk as management responsibilities increase;

•	Assuring that the elements of variable compensation are linked as directly as practicable to measurable financial, operational and other measurable performance criteria;

•	Encouraging stock ownership by executives.

      The Corporation’s compensation philosophy emphasizes variable compensation in both short-term and long-term incentives. The Corporation targets base salaries at or slightly below the median of the comparison group (as described below). Annual total cash (base salary plus annual incentive) is targeted near the 60th percentile of the comparison group. Total remuneration (total cash plus long-term incentives, including stock options and restricted stock) is targeted between the 50th and 75th percentiles of the comparison group. The Committee believes that superior performance should result in superior pay.

Elements of Executive Compensation

      The executive officers are compensated by salaries, annual incentive awards and long-term incentive compensation in the form of stock options and restricted stock grants, with each element focusing on performance. Salaries focus on level of responsibility and individual performance. Annual incentives relate to corporate and, where appropriate, division, unit and individual performance. Long-term incentive awards, delivered in the form of stock options and restricted stock, create a long-term identity of interest with shareholders based on the Corporation’s performance and related growth of shareholder value.

      The Committee believes that the Corporation competes for its executive talent primarily with similarly-sized industrial companies based in the United States. Accordingly, the Committee compares the compensation for the Corporation’s top five executives, at least annually, to the compensation paid to executives holding similar positions at 13 publicly held industrial corporations of a median size, measured by revenues and market capitalization, similar to that of the Corporation (referred to as the “comparison group”). For other executives, comparisons to similar positions are based on a much larger group of companies of similar size to the Corporation, measured by revenues. The Committee believes that the competitive data used is generally representative of the competitive level of compensation paid to executive officers in companies the size of the Corporation. Thus, the companies used for comparison purposes in connection with the compensation paid to the Corporation’s executive officers is a larger group than the companies included in the peer group used in the performance graphs on pages 21 and 22 to compare shareholder returns.

      Beginning in 2004, the Committee intends to determine salary increases, incentive compensation awards, and long-term equity grants at the same time, permitting a comprehensive total compensation review in light of the prior year’s performance both by the Corporation and by the executive. In order to accomplish this, the annual equity grant was shifted from December 2003 until February 2004 and salary increases were moved to March 1, 2004.

Executive Salaries

      Individual salaries for executive officers are established by the Committee based upon the officer’s performance, existing general economic and industry conditions and the Corporation’s performance during the prior year. Generally, salary adjustments are targeted to advance salaries to competitive levels over time for sustained and excellent performance. The executives who participate in the Annual Incentive Compensation Plan (“AICP”) did not receive salary increases in 2002, but did receive increases in 2003. The Committee believes current salaries for the executive officers are generally below the median competitive levels when compared to employees in similar positions in the comparison group. The Committee determined that the individual executives named in the Summary Compensation Table have sustained excellent individual performance, and given the significant progress made on the Quest for Zero initiative, despite challenging economic conditions, salaries for the named executives have been increased in 2004.

Annual Incentives

      The AICP provides executive officers and certain other officers and managers with compensation based on success in achieving annual corporate, division and, where appropriate, unit goals. Corporate goals are set using return on equity and net operating cash flow return on invested capital. In late 2001, the Corporation publicly announced its Quest for Zero enterprise performance system and a series of aggressive goals related thereto, including a stretch goal of achieving by year-end 2003 an annualized operating income-improvement run-rate of $400 million. For each of the 2002-2004 plan years, the Committee eliminated individual goals and implemented a third measure related to the Quest for Zero initiative, due to the critical nature of this initiative to the Corporation’s short- and long-term success. While each business unit contributes to the Quest for Zero savings, the most important component of the cost-improvement program is the implied unit production cost of copper for Phelps Dodge Mining Company. As publicly reported, the Corporation achieved at year-end 2003 an annualized operating income-improvement of $365 million, and its implied unit cost of production remained essentially the same as in 2002 — all directly attributable to the Quest for Zero initiative. Without the savings attributable to Quest for Zero in 2003, implied unit cost of production would have risen by more than 6 percent compared to 2002. In 2003, the Corporation’s return on equity performance was below the threshold goal. With respect to net operating cash flow return on invested capital, performance was at target. Quest for Zero performance results were between the established target and maximum goals. In 2003, certain division and unit performance ranged from threshold to above target. Based on these results and an assessment of individual performance, the Committee approved AICP awards for 2003 above the targeted amounts for the listed executives.

      For the 2004 AICP plan year, implied unit cost of copper production will be the metric for measuring Quest for Zero improvements. Implied unit cost was the Quest for Zero performance metric for the mining company in both 2002 and 2003. This number is publicly reported and is the ultimate measure of success in driving costs out of the operations. Additional measures for the 2004 plan year, retained from prior years, include net operating cash flow return on invested capital and return on equity.

Long-Term Incentive Compensation

      The Committee has historically used stock options and restricted stock as the principal methods of providing long-term incentive compensation. In 2002, a combination of stock options and restricted shares was awarded, intended to deliver the same approximate economic value as each of the 2000 and 2001 stock option grants. To accommodate the annual total compensation review by the Committee which will occur early in the calendar year, the normal 2003 grant cycle was shifted to early 2004. In 2003, only specific, targeted awards were made for retention, promotional or new hire purposes.

Grants of Restricted Stock

      A total of 14 grants of restricted stock were awarded in 2003, including four to named executive officers. The majority of the awards, including those to the named officers, have a five-year cliff vesting schedule designed to enhance retention.

Stock Ownership Guidelines

      To emphasize the connection between the interests of management and shareholders, the Corporation established stock ownership guidelines for officers and management of the Corporation. The guidelines are expressed as a multiple of salary and are then divided by the average 10-year stock price. The ownership targets range from two times salary at the lower end of the organization up to five times salary for the CEO.

Tax Code Issues

      Section 162(m) of the Internal Revenue Code generally places a $1 million per person limit on the deduction a publicly held corporation may take for compensation paid to its chief executive officer and its four other highest compensated “covered employees,” excluding for this purpose deferred compensation and, in general, compensation constituting “performance-based” compensation. In 1998 and 2003, the Corporation obtained shareholder approval for the 1998 and 2003 Stock Option and Restricted Stock Plans, respectively, which continue to exclude the compensation from stock options from the $1 million deductibility limit. Other elements of the compensation payable to executive officers, such as salary, annual incentive compensation and restricted stock, are not excludable from such limit. As a result of the Corporation’s performance in achieving above-target performance goals on its Quest for Zero program and the related incentive compensation award to Mr. Whisler, his compensation subject to Section 162(m) exceeded one million dollars. This resulted in the loss of a Federal income tax deduction with respect to approximately $918,013 of his compensation for 2003.

CEO Compensation

      The Committee determines the chief executive officer’s compensation using the same philosophy and policies as for all executive officers.

      Mr. Whisler earned $850,000 in base salary in 2003. His salary increase was designed to bring his compensation closer to the median of the comparison group and to reflect his personal performance. As reported publicly, the Corporation achieved at year-end 2003 an annualized operating income-improvement run-rate of $365 million, and its implied unit cost of production remained essentially the same as in 2002 — all directly attributable to the Quest for Zero initiative. Without the savings attributable to Quest for Zero in 2003, implied unit cost of production would have risen by more than 6 percent compared to 2002. Mr. Whisler’s commitment to the design, implementation, and execution of the Quest for Zero enterprise performance system was critical to its success. The Committee awarded Mr. Whisler an incentive payment of $1 million for 2003 performance in recognition of the significant progress on Quest for Zero and its importance to the Corporation’s short- and long-term future, as well as the overall improvement in the Corporation’s performance. The combination of base salary and bonus places Mr. Whisler’s total cash compensation for 2003 between the median and the 75th percentile of the peer group of companies used for compensation purposes. In 2003, Mr. Whisler received an award of 40,000 shares of restricted stock which will vest on the fifth anniversary of the grant. The primary basis for the Committee’s restricted stock grant was to provide a significant incentive for him to enhance long-term shareholder value. The specific basis for the Committee’s determination regarding Mr. Whisler’s compensation in 2003 included his role in improving the Corporation’s financial results in the short- and long-term, and restoring the Corporation to profitability.

Conclusion

      The Committee will continue to evaluate the Corporation’s compensation programs to best enable the Corporation to employ and motivate its employees. Such employees, properly motivated, are believed to be key to achieving the Corporation’s goal to be the international leader in the mining and manufacturing arenas in which it competes and the related enhancement of shareholder value over the long term.

      The members of the Compensation and Management Development Committee express their appreciation for the leadership of their recently retired colleague, Southwood Morcott, who served on the Committee through September 2003.

THE COMPENSATION AND MANAGEMENT
DEVELOPMENT COMMITTEE

Archie W. Dunham, Chairman
Robert N. Burt
William A. Franke
Robert D. Johnson
Marie L. Knowles
William J. Post*

*	Mr. Post rotated off this Committee, and was appointed to the Finance Committee, on February 25, 2004. He was replaced by Mr. Parker.

AUDIT COMMITTEE REPORT

       The Committee has reviewed and discussed with management of the Corporation and PricewaterhouseCoopers LLP, independent accountants for the Corporation, the audited financial statements of the Corporation for the fiscal year ended December 31, 2003 (the “Audited Financial Statements”).

      The Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (as amended by SAS 89 and SAS 90), as in effect on the date of this proxy statement.

      The Committee has: (i) considered whether non-audit services provided by PricewaterhouseCoopers LLP are compatible with its independence; (ii) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board Standard No. 1, as in effect on the date of this proxy statement; and (iii) discussed with PricewaterhouseCoopers LLP its independence.

      Based on the reviews and discussions described above, the Committee recommended to the Board of Directors of the Corporation that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission.

      The Board of Directors has adopted a Charter of the Audit Committee, a copy of which is published as Appendix B of this proxy statement. The Committee’s policy regarding the pre-approval of audit and non-audit fees incurred by the Corporation is contained in the Audit Committee Charter. All audit and non-audit fees incurred in 2003 were pre-approved by the Committee.

THE AUDIT COMMITTEE

Marie L. Knowles, Chair
William A. Franke
Robert D. Krebs
Jon C. Madonna
Gordon R. Parker
William J. Post*

PRINCIPAL ACCOUNTING FIRM FEES

      The Corporation’s fees for services performed by its principal accounting firm, PricewaterhouseCoopers LLP, during fiscal years 2003 and 2002 were:

	2003	2002

Audit fees(1)	$2,245,693	$1,545,700
Audit-related fees(2)	185,778	182,400
Tax fees(3)	986,348	2,251,300
All other fees(4)	16,015	23,700

	$3,433,834	$4,003,100

(1)	The audit fees for the years ended December 31, 2003 and 2002, respectively, were for professional services rendered for the audits of the consolidated financial statements of the Corporation and statutory and subsidiary audits, issuance of comfort letters and assistance with review of documents filed with the SEC. The amounts represent actual billings during the calendar year.

(2)	The audit-related fees for the years ended December 31, 2003 and 2002, respectively, were for assurance and related services with respect to employee benefit plan audits, due diligence assistance and ancillary financial statement audits.

*	Mr. Post rotated off this Committee and was appointed to the Finance Committee on February 25, 2004. He was replaced by Mr. Thompson.

(3)	Tax fees for the years ended December 31, 2003 and 2002, respectively, were for services related to tax compliance (including preparing or reviewing tax returns and claims for refunds and providing assistance with tax audits) and tax advice. In 2003, fees for tax compliance services totaled $707,529 and fees for tax advice totaled $278,891. In 2002, fees for tax compliance services totaled $2,046,928 and fees for tax advice totaled $204,372. Tax compliance fees in 2002 included $1,135,100 related to the preparation and filing with the Internal Revenue Service of claims for refunds for the years 1991-1997.

(4)	All other fees for the year ended December 31, 2003 were primarily annual license fees for financial reporting and assurance literature. All other fees for the year ended December 31, 2002 were for professional services rendered for internal audit outsourcing at Sociedad Contractual Minera El Abra, of which the Corporation is a 51% owner.

CODE OF ETHICS OF PHELPS DODGE CORPORATION

      The Corporation annually certifies that all non-bargained domestic and international employees have read and are in compliance with its Code of Business Ethics & Policies as a condition of continued employment with the Corporation. The code of ethics is published in nine foreign languages and is posted on the Corporation’s website in English and Spanish at www.phelpsdodge.com. All executive officers and financial officers attest annually to the ethical business practices and the financial reporting and financial management policies contained in the code of ethics and thereby satisfy the NYSE rule which requires a financial code of ethics for the principal executive officer, chief financial officer and principal accounting officer or controller. The Board of Directors has also adopted a code of ethics which can be found on the Corporation’s website.

      In addition, the Corporation maintains a hotline service, 24 hours per day, 365 days per year, for the receipt of complaints and questions. Global Compliance Services, an external compliance services company, provides this hotline service for employees and third parties to submit complaints and questions. Callers may remain anonymous if they so desire.

      The Phelps Dodge Ethics and Compliance Hotline number is (800) 295-6783 (toll-free); it is also published on the Corporation’s website. The compliance services provider simultaneously issues reports of complaints directly to the Chairperson of the Audit Committee and to the Director, Corporate Audit and the Vice President, Assistant General Counsel and Secretary of the Corporation.

      Complaints are investigated and remedial action is taken as appropriate and to the satisfaction of the Audit Committee. Questions are referred to the appropriate management group for response. The Director, Corporate Audit follows up to ensure all complaints are properly addressed.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

AMONG PHELPS DODGE CORPORATION, THE S&P 500 INDEX AND A PEER GROUP

      The Corporation’s peer group comprises selected peers within its industry. The peer group’s returns are weighted according to each member company’s market capitalization and include Inco Ltd., Falconbridge Ltd., Phelps Dodge Corporation, Noranda Inc., Freeport-McMoRan Copper & Gold Inc. and Teck Cominco Ltd.

	Cumulative Total Return

	12/99	12/00	12/01	12/02	12/03

PHELPS DODGE CORPORATION	137.31	118.46	69.96	68.34	164.29
S&P 500	121.04	110.02	96.95	75.52	97.18
PEER GROUP	170.09	120.03	105.45	114.29	244.83

*	$100 invested on 12/31/1998 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN*

AMONG PHELPS DODGE CORPORATION, THE S&P 500 INDEX AND A PEER GROUP

      The Corporation’s peer group comprises selected peers within its industry. The peer group’s returns are weighted according to each member company’s market capitalization and include Inco Ltd., Falconbridge Ltd., Phelps Dodge Corporation, Noranda Inc., Freeport-McMoRan Copper & Gold Inc. and Teck Cominco Ltd.

	Cumulative Total Return

	12/93	12/94	12/95	12/96	12/97	12/98	12/99	12/00	12/01	12/02	12/03

PHELPS DODGE CORPORATION	100.00	130.74	135.52	151.46	143.37	121.20	166.42	143.58	84.79	82.83	199.13
S&P 500	100.00	101.32	139.40	171.40	228.59	293.91	355.76	323.37	284.93	221.96	285.63
PEER GROUP	100.00	119.74	135.80	142.48	94.66	74.09	126.03	88.93	78.13	84.68	181.40

*	$100 invested on 12/31/1993 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

CONSIDER SHAREHOLDER PROPOSAL

       Raymond B. Ruddy, 26 Rolling Lane, Dover, MA 02030, who is the record holder of 134 common shares of the Corporation has given notice that he intends to present the following proposal for action at the annual meeting of shareholders:

      “Resolved, the shareholders recommend to the board of directors of Phelps Dodge to cease making charitable contributions.”

“Supporting Statement”

      “Thomas Jefferson once wrote, “To compel a man to furnish contributions of money for propagation of opinions which he believes is sinful and tyrannical.” Choice is a popular word in our culture. Noble Prize winning economist and long time critic of corporate charitable contributions, Milton Friedman, writes about the importance of choice in his book, Free to Choose. By making charitable contributions at the corporate level we have usurped the right and duty of individuals to support the charities of their choice. We may also be forcing thousands of people to support causes they may disagree with on a most profound level. For example, abortion rights advocates often use the word choice, without mentioning what choice is all about, i.e., abortion. Today there are a number of prominent charities advocating for abortion and, in at least one case, Planned Parenthood, actually performing abortions. Other charities, often times involved in research for cures of disease, may advocate the destruction of human embryos for research purposes. These may be more controversial examples, but they illustrate the point today, many charities are involved in activities that are divisive and not universally supported. Phelps Dodge Corporation employees and shareholders represent a broad range of interests. It is impossible to be sensitive to the moral, religious and cultural sensitivities to so many people. Rather than compel our stakeholders to support potentially controversial charitable groups we should refrain from giving their money away to them. Let each person choose. The importance of individual choice and the importance of each individual cannot be underestimated.”

VOTING ON SHAREHOLDER PROPOSAL

       The affirmative vote of the holders of a majority of the shares voted in person or by proxy at the annual meeting is required for the approval of this proposal.

      The Board of Directors recommends a vote AGAINST the Shareholder Proposal.

      The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

      Phelps Dodge Corporation (“Phelps Dodge” or the “Company”) is proud of its commitment to community and its charitable giving history. This commitment is part of a long history of giving and involvement that began in 1832. Over the years, our efforts have evolved to meet community needs, while also supporting our values and enhancing many of our business objectives. Phelps Dodge’s long-term record of charitable giving is vital to the Company’s reputation as a socially responsible company among investors, clients, employees, governments and communities.

      Phelps Dodge strives to act as a catalyst for positive change in communities where we have a presence by awarding grants, building partnerships, encouraging employee volunteerism, and standing behind critical issues that affect quality of life. Through a carefully selected set of program focus areas, we are pioneering the creation of value for our communities, our employees and our businesses. These program focus areas include education, community safety, environment, arts and culture, and community/civic development.

      Each year the Phelps Dodge Foundation, Phelps Dodge Corporation and local operating facilities donate resources to charitable organizations in more than 30 communities across the globe. The following are just a few of the many efforts we have funded in recent years:

•	Colorado School of Mines — United States. Phelps Dodge has provided financial support to the School of Mines for curriculum development, student recruitment and scholarships that help increase and maintain its competitiveness and ability to attract students and prepare them for careers in the mining industry. Phelps Dodge has also provided more than 1,500 scholarships to students (through partnerships with other universities and colleges) pursuing degree programs relevant to the industry.

•	University of Chile — Santiago, Chile. The University of Chile is an important partner in education, offering degree programs relevant to the mining industry and many of its graduates have become valuable employees.

•	Arizona Science Center — United States. This important educational institution offers hands-on learning experiences for children and their families. In 1997, Phelps Dodge provided funds to develop a mining and mineral exhibit which highlights the importance of mining and copper to today’s standard of living. Each year more than 50,000 children visit the Center with their parents or classroom to learn about all disciplines of science.

•	Phoenix Zoo — United States. Phelps Dodge has provided support for the Phoenix Zoo’s “ZooMobile” program, allowing the Zoo to reach thousands of children and families outside the Phoenix metropolitan area with a mobile, environmental and wildlife educational program featuring some of the Zoo’s animals. The “ZooMobile” carries the Phelps Dodge logo and provides excellent recognition for Phelps Dodge.

•	American Red Cross / Phelps Dodge Youth Leadership and Safety Conference — United States. Begun in 2001 with a donation of cash from the Phelps Dodge Foundation and volunteer resources, this award-winning partnership with the American Red Cross has provided 360 youth from various states throughout the U.S. (and in several other countries in 2003) with the opportunity to gain valuable leadership and safety skills that can then be used as an asset in their own community. Youth who attend are encouraged to develop solutions to problems in their local community, and are offered the opportunity to apply for a small grant from a special conference fund to implement a community service project of their creation.

•	Domestic Violence Shelter Partnership Initiative — United States. With a focus on community and family safety, the Phelps Dodge Foundation provided contributions to domestic violence shelters in or near all of Phelps Dodge Mining Company’s communities. This collaboration helped shelter partners leverage nearly $500,000 in additional funding (from other sources) to increase their capacity to provide emergency shelter for victims of abuse seeking shelter and a safer way of life.

      In addition, communities and their citizens have come to expect that corporations contribute to a sustainable quality of life beyond jobs and taxes, which include the provision of charitable contributions that help solve social issues. The Phelps Dodge charitable contributions program is critical in creating the hospitable community environment essential to our operational success, which is obviously critical to shareholder value.

      The Board is confident that rather than damaging the Company’s reputation with any of its constituencies, our corporate giving programs strengthen the Company’s image as a good citizen and a good neighbor. Company contributions improve the communities where our employees live, create recognition for our Company and its products, and help us attract the best people. Refraining from making these contributions would erode, not enhance, the value of the Company to shareholders.

      Accordingly, the Board recommends a vote AGAINST this proposal.

OTHER BUSINESS

       The Board of Directors is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

AUDITORS FOR 2004

       The Audit Committee has selected PricewaterhouseCoopers LLP, as independent accountants for the Corporation in 2004. The auditors will attend the annual meeting and will be available to answer questions.

VOTING PROCEDURES

       All shares represented by the accompanying proxy, if the proxy is duly executed and received by the Corporation at or prior to the annual meeting, will be voted at the meeting in accordance with any instructions specified on such proxy. Where no instruction is specified, the shares may be voted according to the printed instructions on the proxy.

      It is the policy of the Corporation that, except under limited circumstances, each shareholder proxy card, ballot and voting tabulation that identifies any shareholder will be kept confidential and that the receipt and tabulation of such votes will be conducted by independent third parties, including the Corporation’s transfer agent and its proxy solicitation firm, and not by employees of the Corporation.

      The cost of soliciting proxies for the meeting will be borne by the Corporation. The Corporation has retained The Proxy Advisory Group of Strategic Stock Surveillance, LLC, 331 Madison Avenue, New York, NY 10017, to assist in soliciting proxies for a fee estimated at $8,500 plus reasonable expenses. Strategic Stock Surveillance and some officers and other employees of the Corporation may solicit proxies in person and by telephone or otherwise. The Corporation may also reimburse brokers and others who are record holders of the Corporation’s shares for their reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares.

PROPOSALS FOR 2005

       The Corporation will review for inclusion in next year’s proxy statement shareholder proposals received by December 8, 2004. Proposals should be sent to the Vice President, Assistant General Counsel and Secretary at One North Central Avenue, Phoenix, Arizona 85004.

      Shareholder proposals not included in next year’s proxy statement may be brought before the May 27, 2005 annual meeting of shareholders by a shareholder of the Corporation who is entitled to vote at the meeting, who has given a written notice to the Vice President, Assistant General Counsel and Secretary of the Corporation containing certain information specified in the By-Laws and who was a shareholder of record at the time such notice was given. Such notice must be delivered to or mailed and received at the One North Central Avenue address in the preceding paragraph no earlier than December 31, 2004 and no later than January 30, 2005, except that if the date of the 2005 annual meeting of shareholders is changed, and the meeting is held before March 31, 2005 or after June 29, 2005, such notice must be delivered or mailed and received at the One North Central Avenue address in the preceding paragraph no earlier than the close of business on the 120th day prior to the new date of such annual meeting and no later than the close of business on the later of (i) the 90th day prior to the new date of such meeting and (ii) the 10th day following the day on which a public announcement of the new date of such annual meeting is first made.

      If a shareholder notifies the Corporation after January 30, 2005 of an intention to present a proposal at the Corporation’s May 27, 2005 annual meeting or, if the date of the 2005 annual meeting is changed and the meeting is held before March 31, 2005 or after June 29, 2005, if a shareholder notifies the Corporation of an intention to present a proposal at such meeting after the close of business on the later of (i) the 90th day prior to the new date of such meeting and (ii) the 10th day following the day on which a public announcement of the new date of such annual meeting is first made, and for any reason any such proposal is voted on at such meeting, the Corporation’s proxy holders will have the right to exercise discretionary voting authority with respect to such proposal.

ANNUAL REPORT FOR 2003

       The annual report of the Corporation for the year 2003, which includes the Corporation’s Annual Report on Form 10-K, is being furnished concurrently with this proxy statement to persons who were shareholders of record as of April 8, 2004, the record date for the annual meeting. These materials do not form part of the material for the solicitation of proxies.

By order of the Board of Directors,

J. Dale Brunk
Vice President, Assistant General Counsel and Secretary

Phoenix, Arizona

April 15, 2004

APPENDIX A

CORPORATE GOVERNANCE GUIDELINES OF

PHELPS DODGE CORPORATION

Offices of Chairman and CEO

      The By-Laws currently provide that the Chairman is the CEO. In the past, the By-Laws have been amended by the Board to accommodate the governance structure deemed appropriate at the time.

Director to Preside at Executive Sessions

      The Board has adopted a policy providing that regularly scheduled executive sessions of the independent Directors shall be presided at by the Chair of the Committee on Directors and Corporate Governance, who is an independent Director. The Chair of the Committee on Directors and Corporate Governance may, if he or she so desires, delegate such responsibility to another independent Director, including the Chair of the Committee having jurisdiction over the bulk of the issues to be discussed at an executive session.

Number of Committees

      There are currently five Board committees other than the Executive Committee: Audit; Directors and Corporate Governance; Compensation and Management Development; Environmental, Health and Safety; and Finance. The Board may form new committees or disband existing committees as appropriate.

Assignment and Rotation of Committee Members

      Committee assignments are made by the Board based upon recommendations of the Committee on Directors and Corporate Governance. The committee generally will consider rotating a committee chairperson or member periodically as the Committee on Directors and Corporate Governance deems appropriate.

Frequency and Length of Committee Meetings

      Each committee chairperson determines the frequency and length of committee meetings in consultation with other committee members.

Committee Agenda

      The chairperson of each committee determines the committee’s agenda prior to the meeting, giving consideration to management recommendations.

Selection of Agenda Items for Board Meeting

      The CEO establishes the agenda for each Board meeting. Individual Board members may suggest agenda items.

Board Materials Distributed in Advance

      Materials pertaining to Board and committee meetings are distributed in advance of those meetings. A Director is expected to review all distributed materials prior to any Board or committee meeting that such Director attends.

Attendance of Directors at Board Meetings

      Directors are expected to regularly attend meetings of the Board or its committees of which they are members.

Regular Attendance of Non-Directors at Board Meetings

      Non-director executive officers regularly attend Board meetings. At least once a year, the independent Directors meet with the CEO without the other executive officers being present.

Executive Sessions of Independent Directors

      The independent Directors will meet at regularly scheduled executive sessions without management.

Board Access to Management

      Directors have complete access to management; however, independent Directors are expected to keep the CEO informed of such contacts. The Board encourages the attendance of officers other than executive officers at Board meetings when matters within their areas of responsibility are discussed.

Board Access to Independent Advisors

      Directors have complete access, as necessary and appropriate, to the Corporation’s outside advisors.

Board Compensation Review

      Management provides the Committee on Directors and Corporate Governance annually with comparative information concerning director compensation. Changes in Board compensation are made by the full Board, based upon recommendations by the Committee on Directors and Corporate Governance.

Size of the Board

      The By-Laws provide that the Board shall be comprised of between 9 and 12 Directors.

Mix of Inside and Independent Directors

      A majority of the Board must consist of “independent” Directors.

Definition of Independent

      A Director is independent if the Board has made an affirmative determination that such Director has no material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation). In addition:

•	A Director who is an employee, or whose immediate family member is an executive officer, of the Corporation is not independent until three years after the end of such employment relationship.

•	A Director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Corporation, other than Director’s and Committee fees and a pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

•	A Director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the company is not independent until three years after the end of the affiliation or the auditing relationship.

•	A Director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Corporation’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

•	A Director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Corporation for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated revenues, in each case is not independent until three years after falling below such threshold.

Former Officer’s Board Membership

      Any Director serving as an officer of the Corporation or any subsidiary shall resign from the Board at the time such person ceases to be an officer.

Board Membership Criteria

      [Please see page A-4 of Appendix A]

Selection of New Director Candidates

      The Board selects new Directors based on candidates recommended by the Committee on Directors and Corporate Governance.

Extending the Invitation to a New Potential Director to Join the Board

      The Chair of the Committee on Directors and Corporate Governance extends invitations to new potential Directors on behalf of the Board.

Assessing the Board’s Performance

      The Board conducts an annual self-evaluation in order to determine whether it and its committees are functioning effectively. The Committee on Directors and Corporate Governance oversees the Board’s annual self-evaluation.

Directors Who Change Their Present Job Responsibility

      A Director who experiences a significant change in job responsibilities or assignment is required to submit a resignation to the Board. The remaining Directors, upon recommendation of the Committee on Directors, then determine the appropriateness of continued Board membership.

Term Limits

      There are no established term limits for service on the Board.

Mandatory Retirement Age

      Board policy requires that a Director retire at the shareholders’ meeting first following attainment of age 72.

Formal Evaluation of the Chief Executive Officer

      The performance of the CEO is reviewed annually by the Compensation and Management Development Committee based in part on preset goals. The results of this review are reported to and discussed with the Board and separately reported to the CEO by the chairperson of the committee.

Succession Planning

      Every year the CEO formally reports to the Board on succession planning. The report includes a broad review of management as well as a recommendation regarding a successor to the CEO.

Management Development

      The CEO reports periodically to the Board on the training and development program for management and reviews with the Board the executives who have change of control agreements with the Corporation.

Director Orientation and Continuing Education

      The Board has instituted an orientation and continuing education program for Directors.

Board Interaction with Institutional Investors, the Press, Customers, etc.

      The CEO and, as appropriate, designated members of senior management speak for the Corporation.

NYSE Ruling

      Interested parties who wish to make their concerns known by communicating directly with the non-management directors as a group, confidentially or otherwise, may do so in writing addressed to the attention of the Corporation’s General Counsel.

MEMBERSHIP CRITERIA FOR NON-EMPLOYEE

DIRECTORS OF PHELPS DODGE CORPORATION

       It is the Corporation’s desire to select individuals for nomination to the Board of Directors, who, if elected, will best serve the interests of the company and its shareholders. To accomplish this goal, each candidate nominee should:

•	Possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility.

•	Have a genuine interest in the Corporation and a recognition that as a member of the Board one is accountable to the shareholders of the Corporation, not to any particular interest group.

•	Have a background that demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business, governmental or educational organization.

•	Be or have been a senior officer of a highly complex organization such as a corporation, university or major unit of government.

•	Have no conflict of interest or legal impediment which would interfere in a fundamental way with the duty of loyalty owed to the Corporation and its shareholders.

•	Have the ability and be willing to spend the time required to function effectively as a Director.

•	Be compatible and able to work well with other Directors and executives in a team effort with a view to a long-term relationship with the company as a Director.

•	Have independent opinions and be willing to state them in a constructive manner.

•	Be a shareholder in the Corporation (upon election to the Board or shortly thereafter).

      Directors will be selected on the basis of talent and experience without regard to race, color, religion, gender, national origin, disability, or age (except as otherwise set forth herein and as permitted by applicable law). The Corporation seeks a Board with diversity of background among its members. The majority of the Board should consist of individuals who are not members of the operating management of the Corporation.

      In certain circumstances it may be appropriate not to renominate current Board members prior to their mandatory retirement age (72 for non-employee Directors) if they no longer meet the criteria for membership described above. If a Director discontinues or changes the employment affiliation held at the time of election as a Director of Phelps Dodge, becomes involved in a potential, fundamental conflict of interest, becomes unable to spend the required time, or becomes disabled (such that the Director is unable to carry out the essential functions of the Director’s duties and responsibilities), that Director shall submit a resignation to the Board. The Committee on Directors and Corporate Governance shall review the information presented and evaluate the appropriateness of continued membership. No member of the Committee on Directors and Corporate Governance whose Board membership is being reviewed shall participate in the review process or vote on the matter.

      The Board of Directors (with the exception of the Director whose Board membership is being reviewed) shall determine the appropriateness of continued Board membership, giving consideration to the recommendation made by the Committee on Directors and Corporate Governance.

PROCEDURES FOR HANDLING UNSOLICITED

RECOMMENDATIONS FOR BOARD MEMBERSHIP

      All applications, recommendations or proposed nominations for Board membership received by the Corporation will be referred to the Chairman of the Committee on Directors and Corporate Governance.

* * * * *

APPENDIX B

PHELPS DODGE CORPORATION

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

       This charter (“Charter”) sets forth the purpose, composition, responsibilities, duties and powers of the audit committee (the “Audit Committee”) of the board of directors (the “Board”) of Phelps Dodge Corporation (the “Corporation”).

I. Purpose

      The purposes of the Audit Committee are to:

(A)	assist Board oversight of: (i) the quality and integrity of the Corporation’s financial statements; (ii) the Corporation’s compliance with legal and regulatory requirements; (iii) the independence and qualifications of the Corporation’s independent accountants; and (iv) the performance of the Corporation’s internal audit function and the independent accountants;

(B)	prepare the report of the Audit Committee required to be included in the Corporation’s Annual Proxy Statement under the rules of the Securities and Exchange Commission (the “SEC”); and

(C)	provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing function and the Board of Directors.

II. Composition

(A)	The Audit Committee shall consist of three or more directors, each of whom shall be appointed by the Board on the recommendation of the Committee on Directors and Corporate Governance, and shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

(B)	Each member of the Audit Committee shall be “independent” under: (i) the rules of the New York Stock Exchange, Inc. (the “NYSE”) as such requirements are interpreted by the Board in its business judgment; and (ii) Section 10A(m) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) and any related rules and exemptions. No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to serve effectively on the Audit Committee. Any such Board determination shall be disclosed in the Corporation’s Annual Proxy Statement.

(C)	Each member of the Audit Committee shall be financially literate, as such qualification is interpreted by the Board in its business judgment, or must become financially literate within a reasonable period of time after appointment to the Audit Committee. The Audit Committee chairperson shall have accounting or related financial management expertise, as such qualification is interpreted by the Board in its business judgment. At least one member of the Audit Committee shall qualify as an audit committee financial expert as such term is defined under the rules and regulations of the SEC adopted pursuant to Section 407 of the Sarbanes-Oxley Act of 2002. The Corporation shall disclose in its Annual Proxy Report whether one member of the Audit Committee is an audit committee financial expert and, if so, the name of the audit committee financial expert and whether such person is independent.

(D)	No member of the Audit Committee may (except pursuant to an SEC exemption or an exception under the rules of the NYSE), other than in his or her capacity as a member of the Audit Committee, the Board, or any other committee of the Board: (i) accept directly or indirectly any consulting, advisory or other compensatory fee from the Corporation or any of its subsidiaries; or (ii) be an affiliated person of the Corporation or any of the Corporation’s subsidiaries for purposes of Section 10A of the Securities Exchange Act.

III. Structure and Operations

(A)	One of the members of the Audit Committee will be designated by the Board to serve as the Audit Committee chairperson. The affirmative vote of a majority of the members of the Audit Committee is necessary for the adoption of any resolution.

(B)	The Audit Committee shall meet once every fiscal quarter, or more frequently if circumstances dictate, to discuss with management the annual audited financial statements and quarterly financial statements, as applicable. The Audit Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent accountants to attend any meeting (or portions thereof) of the Audit Committee or to meet with any members of, or consultants to the Audit Committee and to provide pertinent information as necessary.

(C)	Members of the Audit Committee may participate in a meeting of the Audit Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

IV. Responsibilities and Duties

      To fulfill its responsibilities and duties, the Audit Committee shall:

     Independent Accountants

(A) Be directly responsible for the selection, retention, compensation and oversight of the Corporation’s independent accountants, the evaluation of their performance and the termination and replacement of the independent accountants and the resolution of disagreements between management and the independent accountants regarding financial reporting. The independent accountants shall report directly to the Audit Committee.

(B) Pre-approve all audit engagement fees and terms, as well as all non-audit engagements with the independent accountants, and ensure that all pre-approvals of non-audit services by the Audit Committee are disclosed in the Corporation’s periodic reports required by section 13(a) of the Securities Exchange Act. The Audit Committee may delegate to one or more members of the Audit Committee the authority to grant such pre-approvals, which pre-approvals shall be presented to the full Audit Committee at each of its scheduled meetings. The Audit Committee shall not pre-approve the engagement of the independent accountants to perform any of the following non-audit services: (i) bookkeeping or other services related to the accounting records or financial statements of the Corporation; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, fairness opinions or contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management functions or human resources; (vii) broker or dealer, investment adviser, or investment banking services; (viii) legal services and expert services unrelated to the audit; and (ix) any other services that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

(C) Ensure that the independent accountants prepare and deliver to the Audit Committee annually a formal written report describing, to the extent permitted under applicable auditing standards: (i) the independent accountants’ internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review or peer review of the independent accountants, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent accountants, and any steps taken to deal with any such issues; and (iii) all relationships between the independent accountants and the Corporation (to assess the independent accountants’ independence), including each non-audit service provided to the Corporation and the matters set forth in Independent Standards Board Standard No. 1, as it may be modified or supplemented (it being understood that the independent accountants are responsible for the accuracy and completeness of the report). The Audit Committee shall also discuss with the independent accountants any relationships or services disclosed in the report that may have an impact on the quality of audit services or the objectivity and independence of the Corporation’s independent accountants.

(D) Review and evaluate the qualifications, performance and independence of the independent accountants and the lead partner of the independent accountants and the internal control procedures of the independent accountants. In its review and evaluation, the Audit Committee shall take into account the opinions of management and the Corporation’s internal audit personnel.

(E) Consider whether there should be a regular rotation of the lead audit partner or of the audit firm itself and ensure, in any event, that the lead (or coordinating) audit partner (having primary responsibility for the audit), or the audit partner responsible for reviewing the audit, rotate every five years.

(F) Receive from the independent accountant, in connection with its audit of the Corporation, a timely report describing: (i) all critical accounting policies to be used; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the Corporation, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accountants; and (iii) other material written communications between the independent accountant and management, such as any management letter or schedule of unadjusted differences.

(G) Regularly review with the independent accountants any audit problems or difficulties and management’s response, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to required information, and any significant disagreements with management. Such review may also include, as the Audit Committee deems appropriate: (i) any accounting adjustments that were noted or proposed by the independent accountants but were “passed” (as immaterial or otherwise); (ii) any communication between the audit team and the independent accounting firm’s national office; (iii) any “management” or “internal control” letter issued or proposed to be issued by the independent accountants and the Corporation’s response, if any, to such letter; (iv) any changes required in the planned scope of the internal audit; and (v) the internal audit department’s functions, budget and staffing.

(H) Periodically discuss with the independent accountants, if deemed appropriate, out of the presence of the management, the Corporation’s internal controls, including their recommendations, if any, for improvements of the Corporation’s internal controls and the implementation of such recommendations, the fullness and accuracy of the Corporation’s financial statements and certain other matters required to be discussed by Statement on Auditing Standards 61, as it may be modified or supplemented.

(I) Set clear hiring policies for employees or former employees of the independent accountants and ensure that no person who, during the one-year period preceding the date of the initiation of the most recent audit, was employed by the independent accountant and, during such employment, participated in any capacity in the audit of the Corporation, is employed as the Corporation’s chief executive officer, controller, chief financial officer and chief accounting officer.

     Financial Reporting

(J) Review and discuss the Corporation’s annual audited and quarterly financial statements with management and the independent accountants, including the Corporation’s disclosures under the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section in the Corporation’s SEC filings and the results of the independent accountants’ reviews of the quarterly financial statements.

(K) Review and discuss earnings press releases and financial information (including the type and presentation of information to be included therein) and earnings guidance provided to analysts and rating agencies.

(L) Review major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Corporation’s financial statements, as well as any special audit steps adopted in light of material control deficiencies.

(M) Review significant changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent accountants, internal audit personnel or management.

(N) Review analyses prepared by management and/or the independent accountants of significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative generally accepted accounting principles (“GAAP”) methods on the financial statements.

(O) Review the significant reports to management prepared by the internal auditing department and management’s responses.

(P) Review with management and the independent accountants the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements of the Corporation.

(Q) Review periodically with the management the Corporation’s major financial risk exposures, the Corporation’s policies and guidelines in addressing such exposures, and the steps management has taken to monitor and control such exposures.

(R) Review management’s internal control report prepared as required by and in accordance with rules promulgated by the SEC under Section 404 of the Sarbanes-Oxley Act of 2002.

(S) Meet with the independent accountants prior to the audit to review the scope, planning and staffing of the audit.

(T) Obtain from the independent accountants assurance that no illegal acts as defined in Section 10A of the Securities Exchange Act were discovered in the course of their audit of the annual financial statements or, if such acts were discovered, that the procedures in that section followed.

(U) Review the appointment and replacement of the internal senior audit personnel.

(V) Meet separately, at least once every fiscal quarter, with management, with personnel responsible for the internal audit function and with the Corporation’s independent accountants to discuss any matters that the Audit Committee or each of these groups or persons believes should be discussed privately.

(W) Review and discuss with the CEO and CFO the procedures undertaken in connection with the CEO and CFO certifications for Form 10-Ks and 10-Qs, including their evaluation of the Corporation’s disclosure controls and procedures and internal controls.

     Ethical and Legal Compliance

(X) Review with management, the internal senior audit personnel and the independent accountants the conformity of the Corporation’s subsidiary/ foreign affiliated entities with applicable legal requirements and the Corporation’s Code of Business Ethics and Policies, including disclosures of insider and affiliated party transactions.

(Y) Review with management and the independent accountants any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Corporation’s financial statements or accounting policies.

(Z) Prepare the report of the Audit Committee required to be included in the Corporation’s Annual Proxy Statement under the rules of the SEC.

(AA) State in the Audit Committee’s Report in the Corporation’s Annual Proxy Statement whether, based on the review and discussions referred to in items (C), (I) and (L) above, the Audit

Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the last fiscal year.

(BB) Report regularly to the Board and review with the Board any issues with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the independence of the Corporation’s independent accountants and the performance of the internal audit personnel and the independent accountants.

(CC) Review the Corporation’s Code of Business Ethics and Policies, and, if appropriate, recommend updates to the Code and advise the Board with respect to the Corporation’s policies and procedures regarding compliance with applicable laws and regulations and with the Corporation’s Code of Business Ethics and Policies.

(DD) Establish and maintain procedures for: (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

(EE) Review with the Corporation’s counsel any legal matters that may have a material impact on the financial statements, the Corporation’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

     Other

(FF) As appropriate obtain advice and assistance from outside legal, accounting or other advisors.

(GG) Perform any other activities consistent with this Charter, the Corporation’s By-Laws and applicable law, as the Committee or the Board deems necessary or appropriate.

(HH) Prepare and review with the Board an annual performance evaluation of the Audit Committee, which evaluation must compare the performance of the Audit Committee with the requirements of this Charter. The performance evaluation by the Audit Committee shall be conducted in such manner as the Audit Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Audit Committee or any other member of the Audit Committee designated by the Audit Committee to make this report. The Committee shall also review and, if appropriate, recommend updates of this Charter in connection with the preparation of its annual performance evaluation.

V. Resources and Authority of the Audit Committee

      The Audit Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including: (i) the authority, without seeking approval from the Board, to retain outside accountants for special audits, reviews and other procedures and to retain special counsel and other experts and consultants as the Audit Committee determines to be necessary or advisable; and (ii) appropriate funding, as determined by the Audit Committee, for payment of compensation to (a) any advisors employed by the Audit Committee; and (b) the independent accountant employed by the Corporation for the purpose of rendering or issuing an audit report.

* * * * *

APPENDIX C

CHARTER OF THE

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
OF THE BOARD OF DIRECTORS OF PHELPS DODGE CORPORATION

I.     Purpose and Policy

      The purpose of the Compensation and Management Development Committee (the “Committee”) of the Board of Directors (the “Board”) of Phelps Dodge Corporation, a New York corporation (the “Corporation”), is to (i) provide assistance and guidance to the Board in fulfilling its oversight responsibilities to the Corporation’s shareholders with respect to the Corporation’s compensation and certain benefit programs for officers and other key employees; and (ii) prepare any report on executive compensation required by the rules and regulations of the Securities and Exchange Commission (the “SEC”). In addition, the Committee will oversee management development and succession planning processes designed to ensure a continuous availability of high-quality leadership talent for the Corporation. The policy of the Committee in discharging these obligations shall be to maintain and foster open communications between members of the Committee, the Board and the Corporation’s management.

II.     Composition

      The Committee shall consist of at least three members of the Board each of whom shall be “independent” under the rules of the New York Stock Exchange, Inc., as such requirements are interpreted by the Board in its business judgment and who are not executive officers of the Corporation or their designee(s) and who shall each satisfy the independence requirements set forth in the regulations under Section 16(b) of the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code of 1986. The members of the Committee shall be appointed by the Board on the recommendation of the Committee on Directors and Corporate Governance, and shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

III.     Structure and Operations

      The Board shall designate one member of the Committee as its chairperson. The affirmative vote of a majority of the members of the Committee is necessary for the adoption of any resolution. The Committee will hold at least three regular meetings per year and additional regular or special meetings as its members or the Committee chairperson deem necessary or appropriate. Members of the Committee may participate in a meeting of the Committee by means of conference call or similar communications equipment that allows all persons participating in the meeting to communicate effectively.

      The Committee may invite such members of management to its meetings as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions. The Corporation’s Chief Executive Officer (“CEO”) will not attend any part of a meeting where the CEO’s performance or compensation are discussed, unless specifically invited by the Committee.

      The Committee has the authority to create one or more subcommittees of members of the Committee and delegate, in its discretion, all or a portion of its duties and responsibilities to such subcommittees.

IV.     Responsibilities and Duties

      To fulfill its responsibilities and duties, the Committee shall:

1. Review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the performance of the CEO in light of those goals and objectives, and set the CEO’s compensation level based on this evaluation. In determining the long-term incentive component of the CEO’s compensation, the Committee should consider, among other factors, the Corporation’s perform-

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ance and relative shareholder return and the value of similar incentive awards to chief executive officers at comparable companies, existing market and industry conditions, and the awards given to the CEO in past years.

2. Approve: (i) awards proposed under any stock incentive plan of the Corporation; (ii) salaries and other compensation of executive officers of this Corporation (as defined by the SEC); and (iii) payments for executives and employees proposed under the Annual Incentive Compensation Plan, or equivalent plans that may be adopted by the Corporation from time to time.

3. Prepare a report to be filed with the Corporation’s proxy which shall disclose the compensation policies applied to the Corporation’s executive officers.

4. Determine and recommend the executive compensation philosophy and structure for the Corporation and its subsidiaries.

5. Approve the design and administration of executive short-, intermediate-, and long-term incentive compensation plans of the Corporation.

6. Carry out such duties with respect to the Corporation’s executive compensation and certain other employee benefit plans as may be authorized or called for by such plans or the Board.

7. Oversee management development programs and succession planning for the CEO and other key executives of the Corporation promoting diversity and ensuring a high-quality talent pool.

8. Perform such other duties as the CEO of the Corporation shall from time to time request.

9. Make other such reports and recommendations to the Board from time to time as the Committee may deem appropriate, including with respect to incentive compensation plans and equity-based plans.

10. Summarize the results of the Committee’s and the Board’s annual review of the CEO’s performance as required by the Corporation’s Corporate Governance Guidelines.

11. Conduct an annual performance evaluation of the Committee, which evaluation will compare the performance of the Committee with the requirements of this charter. The performance evaluation will also recommend to the Board any improvements to this charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Committee may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

V.     Minutes and Reports

      Minutes of each meeting of the Committee shall be kept and distributed to each member of the Committee. The chairperson of the Committee shall report to the Board on a regular basis and not less than once a year, or whenever requested by the Board.

VI.     Resources and Authority of the Committee

      The Committee shall have the resources and authority to appropriately discharge its duties and responsibilities, including the authority, without seeking approval from the Board, to retain counsel and other experts or consultants as the Committee determines to be necessary or advisable. The Committee shall have the sole authority, without seeking approval from the Board, to: (i) select and retain a compensation consultant; (ii) terminate any compensation consultant retained by it; and (iii) approve the compensation consultant’s fees and other retention terms.

* * * * *

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APPENDIX D

COMMITTEE ON DIRECTORS AND

CORPORATE GOVERNANCE CHARTER

       This charter (“Charter”) sets forth the purpose, composition, responsibilities, duties and powers of the Committee on Directors and Corporate Governance (the “Committee”), formerly called the Committee on Directors, of the board of directors (the “Board”) of Phelps Dodge Corporation (the “Corporation”). The Committee shall report to the Board on a regular basis and not less than once a year.

I.     Purpose

      The purposes of the Committee are:

(A) to identify and recommend individuals to the Board qualified to be nominated as members of the Board and its committees;

(B) to make recommendations concerning the composition of the Board and of its committees;

(C) to review and make recommendations regarding director compensation;

(D) to develop and recommend to the Board a set of corporate governance principles for the Corporation; and

(E) to provide general review and oversight concerning the Board’s effectiveness.

II.     Composition

(A) The Committee shall consist of at least three members. Nominees to fill vacancies in the Committee shall be nominated by the Committee as set forth below and appointed by the Board. Members shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

(B) Each member of the Committee shall be “independent” under the rules of the New York Stock Exchange as such requirements are interpreted by the Board in its business judgment.

III.     Structure and Operations

      The Board shall designate one member of the Committee as its chairperson. The affirmative vote of a majority of the members of the Committee is necessary for the adoption of any resolution. The Committee shall meet at least twice a year at a time and place determined by the Committee chairperson, with further meetings to occur when deemed necessary or desirable by the Committee or the Committee chairperson. Members of the Committee may participate in a meeting of the Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

      The Committee has the authority to create one or more subcommittees of members of the Committee and delegate, in its discretion, all or a portion of its duties and responsibilities to such subcommittees.

IV.     Goals and Responsibilities

      To fulfill its goals and responsibilities, the Committee shall:

Board

(A) Identify individuals believed to be qualified to become Board members, and to recommend to the Board the nominees to stand for election as directors at the annual meeting of shareholders or, if applicable, at a special meeting of shareholders. In the case of a vacancy in the office of a director (including a vacancy created by an increase in the size of the Board), the Committee shall recommend to the Board an individual to fill such vacancy through appointment by a majority of the Corporation’s directors. In recommending director nominees, the Committee shall take into consideration such factors

D-1

as it deems appropriate which, for non-employee directors, shall include the criteria set forth in the “Membership Criteria for Non-Employee Directors of Phelps Dodge Corporation” which are attached as an annex to the Corporation’s Corporate Governance Guidelines. The Committee will consider candidates proposed by the Corporation’s shareholders. The Committee may consider candidates proposed by management.

(B) In the case of a director nominee appointed to fill a Board vacancy created by an increase in the size of the Board, make a recommendation to the Board as to the class of directors in which such director nominee should serve.

(C) Make recommendations to the Board from time to time as to changes to the size of the Board that the Committee believes to be desirable.

Board Committees

(D) Identify Board members qualified to fill vacancies on any committee of the Board (including the Committee) and to recommend that the Board appoint the identified member or members to the respective committee. In recommending a member for committee membership, the Committee shall take into consideration the factors set forth in the charter of the committee, if any, as well as any other factors it deems appropriate, including without limitation, the Corporation’s corporate governance principles, the consistency of the member’s experience with the goals of the committee and the interplay of the member’s experience with the experience of the other committee members.

Oversight

(E) Establish procedures for the Committee to exercise oversight of the evaluation of the Board and management.

(F) Develop and recommend to the Board a set of corporate governance principles for the Corporation, and to review those principles at least once a year.

(G) Prepare and provide to the Board an annual performance evaluation (the “Performance Evaluation”) of the Committee, which shall compare the performance of the Committee with the requirements of this Charter. The Performance Evaluation shall be conducted in such manner as the Committee deems appropriate and shall recommend to the Board any improvements to this Charter deemed necessary or desirable by the Committee. The report to the Board may take the form of an oral report by the Committee chairperson or any other member of the Committee designated by the Committee to make such report.

Other

(H) Perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time relating to the nomination of Board and committee members.

V.     Resources and Authority

      The Committee shall have the resources and authority to appropriately discharge its duties and responsibilities, including the authority, without seeking approval from the Board, to retain counsel and other experts or consultants as the Committee determines to be necessary or advisable. The Committee shall have the sole authority, without seeking approval from the Board, to: (i) select and retain a consultant or search firm to be used to identify director candidates; (ii) terminate any consultant or search firm retained by it; and (iii) approve the consultant or search firm’s fees and other retention terms.

* * * * *

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Annual Meeting
of
Shareholders
Friday, May 28, 2004
9:00 a.m. MST
The Heard Museum
2301 North Central Avenue
Phoenix, Arizona

IMPORTANT NOTICE

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, VOTE, SIGN, DATE AND RETURN YOUR PROXY BY MAIL, OR SUBMIT YOUR VOTE THROUGH THE INTERNET OR BY TELEPHONE AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE PHELPS DODGE CORPORATION THE EXPENSE OF ADDITIONAL SOLICITATION.

ê     FOLD AND DETACH HERE     ê

Phelps Dodge Corporation

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Shareholders, May 28, 2004

The undersigned shareholder(s) hereby appoint(s) Robert N. Burt, Robert D. Krebs, William J. Post, S. David Colton and J. Steven Whisler, or any one of them, proxies of the undersigned, with full power of substitution and revocation, and with all the powers the undersigned would possess if personally present, to vote the shares of the undersigned in Phelps Dodge Corporation, including any which may be held for the undersigned’s account under the Direct Advantage Investment Plan administered by Wachovia Bank, N.A., on the matters listed on the reverse side hereof at the Annual Meeting of Shareholders of the Corporation to be held at The Heard Museum, 2301 North Central Avenue, Phoenix, Arizona at 9:00 a.m. MST, and at any adjournments thereof. Unless specified to the contrary, proxies will be voted FOR the nominees and AGAINST Proposal 2 set forth on the reverse. In their or his discretion proxies may vote on any other matter which may properly come before said meeting.

This card also constitutes voting instructions to the Trustee, J.P. Morgan Chase Bank, under the Phelps Dodge Employee Savings Plan and/or the Phelps Dodge Corporation Supplemental Savings Plan to vote all shares or fractions of shares credited to the account as of the latest available processing date on or before May 28, 2004, as directed on the reverse side of this proxy. Those shares for which no directions are received will be voted by the Trustee in its sole discretion.

(Change of Address)

(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

Continued, and to be signed and
dated on the REVERSE SIDE

Annual Meeting of
Shareholders

Friday, May 28, 2004
9:00 a.m. MST
The Heard Museum
2301 North Central Avenue
Phoenix, Arizona

You can submit your proxy by mail, by telephone or through the Internet.
Please use only one of the three response methods.
Please have your proxy card in hand when voting by telephone or through the Internet.

BY MAIL	BY TELEPHONE		THROUGH THE INTERNET

Mark, sign and date your proxy card and return it in the enclosed envelope to: Wachovia Bank, N.A. Attn: Proxy Tabulation NC-1153 P.O. Box 217950 Charlotte, NC 28254-3555	Or	(Available only until 12:00 pm EDT on May 27, 2004) Call toll free
	1-866-205-9074 on any touch-tone telephone to authorize the voting of your shares. You may call 24 hours a day, 7 days a week. You will be prompted to follow simple instructions.	Or	(Available only until 12:00 pm EDT on May 27, 2004) Access the website at https://www.proxyvotenow.com/pd to authorize the voting of your shares. You may access the site 24 hours a day, 7 days a week. You will be prompted to follow simple instructions.

If you want to receive your proxy materials electronically in the future, please vote your shares and sign up for electronic delivery through the Internet at https://www.proxyvotenow.com/pd

If you vote by telephone or by Internet, please DO NOT mail back this proxy card.

ê     FOLD AND DETACH HERE     ê

☒	Please mark your votes as in this example.

This proxy, when properly signed, will be voted as directed by the undersigned shareholder(s). If no direction is specified, this proxy will be voted FOR the nominees listed below and AGAINST proposal 2 as recommended by the Board of Directors.

The Board of Directors recommends that you vote FOR the nominees listed below and AGAINST proposal 2.

WITHHELD
		FOR*	FROM ALL
1.	Election of Directors for term specified in the Proxy Statement.	☐	☐

* Except withhold vote(s) from the following nominee(s):

NOMINEES:
(01)	Marie L. Knowles
(02)	Jon C. Madonna
(03)	Gordon R. Parker
(04)	Robert D. Johnson

Change of address on reverse side	☐

		FOR	AGAINST	ABSTAIN
2.	Shareholder proposal regarding charitable contributions.	☐	☐	☐

Please sign exactly as name(s) appear on the reverse side. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SIGNATURE(S)	DATE